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                                                                   EXHIBIT 10.44

                                   AGREEMENT

     This Agreement (the "Agreement") is entered into as of the 31st day of December, 1997, by and between STAAR Surgical Company, a Delaware corporation, whose principal place of business is 1911 Walker Avenue, Monrovia, California 91016 (hereinafter "Staar") and Mentor Corporation, a Minnesota corporation, whose principal place of business is 5425 Hollister Avenue, Santa Barbara, California 93111, and its affiliated companies (hereinafter "Mentor"). Staar and Mentor are sometimes referred to individually herein as a "party" and collectively as the "parties."

                                    RECITALS

     A. On December 16, 1986, Staar and Optical Radiation Corporation ("ORC") entered into that certain License Agreement (the "License Agreement") whereby Staar granted to ORC a license to practice the inventions claimed in U.S. Patent No. 4,573,998 (the "998 Patent").

     B. Mentor is the rightful assignee of the License Agreement and, accordingly, has the right to practice the 998 Patent claimed inventions pursuant to the terms of the License Agreement.

     C. A dispute has arisen between the parties relating to the interpretation of various terms and conditions of the License Agreement and the rights transferred under it (the "Dispute").

     D. The parties wish to amend and restate the License Agreement as well as to relinquish any and all claims between them relating to the right to practice the claimed inventions of the 998 Patent. Neither party acknowledges the merit of the other party's interpretation of the License Agreement.

     NOW, THEREFORE, the parties agree as follows:

                     DEFINITIONS, FINAL TERMS AND RELEASES

     For and in consideration of their mutual promises, covenants and agreements included in this Agreement, the sufficiency of which is hereby acknowledged, the parties agree as follows:

1.  Definitions.
    -----------

     For the purpose of this Agreement, and solely for this purpose, the terms set forth hereinafter shall be defined as follows:

     (a) "998 Patent" shall mean United States Patent No. 4,573,998, issued March 4, 1986, and entitled METHODS FOR IMPLANTATION OF DEFORMABLE INTRAOCULAR LENSES and any reissue thereof, as well as all divisional applications,

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continuations, continuations-in-part, re-examinations, restrictions and foreign counterparts.

     (b) "Valid Patent Claim" shall mean a bona fide, unexpired claim in the 998 Patent which has not been held invalid by a decision of a court or other goernmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid by the owner through reissue or disclaimer. If there should be two or more such decisions conflicting with respect to the validity of the same claim the decision of the higher or highest tribunal shall thereafter control; however, should the tribunals be of equal dignity, the decision or decisions holding the claim invalid shall prevail.

     (c) "Licensed Products" shall mean any product, including intraocular lenses, especially made, used, or sold by Mentor to its customers, for use in a manner covered by a Valid Patent Claim of the 998 Patent.

     (d) "Net Sales" or "Net Selling Price" shall mean the actual selling price of Licensed Products sold by Mentor to others as per the invoices covering Mentor's sales, less bona fide trade and cash discounts, allowance for returns, give aways, royalties other than those due pursuant to this Agreement, and sales and other taxes and governmental charges applicable to sales and packages.

2.  Consideration for Agreement.
    ---------------------------

     (a) Consideration from Mentor. The consideration extended by Mentor to Staar for entering into this Agreement is the payment to Staar, upon execution of this Agreement, of three million two hundred fifty thousand dollars ($3,250,000).

     (b) Consideration from Staar. The consideration extended by Staar to Mentor for entering into this Agreement is:

          (i) a covenant, as set forth in Section 6 below, not to sue Mentor for practicing the claimed inventions of the 998 Patent which covenant shall be in effect during the period beginning upon Mentor's acquisition of its rights under the License Agreement and ending on December 31, 2000 (the "Initial Term"); and

          (ii) the grant of an option to Mentor to extend the covenant not to sue, for the period beginning on January 1, 2001 and ending on the expiration of the 998 Patent, pursuant to the terms set forth in Section 7 below.

3.  Staar's Release of Mentor.  Staar and its affiliates, for themselves and
    -------------------------
their agents, successors and assigns, do hereby forever release and discharge Mentor, its affiliates and any of their past or present agents, employees, officers, directors, attorneys

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and suppliers, and any past or present distributors, re-sellers, purchasers and/or end users of products sold or distributed by Mentor or its affiliates from any causes of action, losses, promises, damages, costs, expenses, liabilities and/or demands of whatsoever character, nature and kind, known or unknown, suspected or unsuspected, fixed or contingent, arising out of or in any way related to any actions, conduct, omissions, or events alleged, or which could have been alleged (including allegations of patent infringement), relating to any matter whatsoever, including, but not limited to, Mentor's obligation to pay royalties currently due but unpaid and any future monetary obligations under the License Agreement other than the payments described in Sections 2(a) and 7 herein, the License Agreement and any matter which could be considered an infringement or form the basis of an action or claim of infringement against Mentor under the 998 Patent occurring on or prior to the date hereof, except as to obligations arising out of this Agreement and the exhibits to it.

4.  Mentor's Release of Staar.  Mentor and its affiliates, for themselves and
    -------------------------
their agents, successors and assigns, do hereby forever release and discharge Staar, its affiliates and any of their past or present agents, employees, officers, directors, attorneys and suppliers, and any past or present distributors, re-sellers, purchasers and/or end users of products sold or distributed by Staar or its affiliates from any causes of action, losses, promises, damages, costs, expenses, liabilities and/or demands of whatsoever character, nature and kind, known or unknown, suspected or unsuspected, fixed or contingent, arising out of or in any way related to any actions, conduct, omissions, or events alleged, or which could have been alleged (including allegations of patent infringement) relating to any matter whatsoever, including, but not limited to, the License Agreement and any matter which could be considered an infringement or form the basis of an action or claim of infringement against Staar under the 998 Patent occurring on or prior to the date hereof, except as to obligations arising out of this Agreement and the exhibits to it.

5.  Waiver of Section 1542 of the Civil Code.  The parties specifically
    ----------------------------------------
understand, acknowledge and agree that this is a full and final release, which shall be effective as a bar to all actions, claims, counterclaims, obligations, causes of action, losses, promises, damages, costs, expenses, liabilities and demands of whatsoever character, nature and kind, known and unknown, suspected or unsuspected, fixed or contingent, hereinabove specified to be so barred. The parties, having been fully advised by their respective counsel, hereby expressly and voluntarily waive all rights or benefits that they and each of them might otherwise have under the provisions of Section 1542 of the Civil Code of the state of California, which provides as follows, and under all federal, state and/or common law statutes or principles of similar effect:

          A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

6.  Covenant Not To Sue.  Pursuant to the terms of this Section 6, Staar
    -------------------
covenants and agrees that, during the Initial Term, neither it nor its affiliates will sue Mentor and its

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affiliates for any infringement of the 998 Patent. This covenant not to sue shall relate to any past or present infringements of the 998 Patent, irrespective of when such infringements occurred, as well as to any infringement of the 998 Patent which may occur during the Initial Term. This covenant is for the benefit of, and may be enforced by, Mentor, purchasers of the Licensed Products from Mentor, and any assigns permitted pursuant to Section 13(k) of this Agreement. Staar agrees that it shall not attempt to recover from Mentor, at law or in equity, any damages that it may sustain during the covenant period, or any extension thereof, pursuant to Section 7 below.

7.  Option to Extend Covenant Not To Sue.  Within thirty (30) days before the
    ------------------------------------
expiration of the Initial Term, Mentor shall have the right to extend the covenant not to sue for a period which shall end on March 4, 2003, the date of the expiration of the 998 Patent. Mentor may, at its sole and absolute discretion, exercise this right by either:

          (i) making a lump sum payment to Staar, on or before December 31, 2000, of three million dollars ($3,000,000); provided, however, that if Mentor does not have Net Sales, worldwide, during the Initial Term, of at least $55,000,000 in Licensed Products, then the lump sum payment will be computed by multiplying the difference between $55,000,000 and Net Sales by a factor of 6% and subtracting the product from $3,000,000. For example, if Mentor's Net Sales during the Initial Term total $30,000,000, then the lump sum payment shall be computed as follows: $55,000,000 - $30,000,000 = $25,000,000 x 6% = $1,500,000.
$3,000,000 - $1,500,000 = $1,500,000; or

          (ii) paying to Staar a royalty of six percent (6%) on Net Sales of all Licensed Products sold on or after January 1, 2001. Royalties shall be paid within forty-five (45) days after each calendar quarter. Mentor shall prepare and send to Staar a report stating the Net Sales made by Mentor during such quarterly period, as set forth in Section 9 below, which report shall contain a computation of the payment due and the payment.

8.  Modification of License Agreement.  Pursuant to Section 9.3 of the License
    ---------------------------------
Agreement, upon execution of this Agreement the License Agreement shall be deemed to be modified as follows:

     (i)  Section 2(a) of the License Agreement shall be modified to state:
          "Staar grants to Mentor, upon the terms and conditions of this Agreement as modified on December 31, 1997, a non-exclusive license under the 998 Patent. There is no right to sublicense included by this grant." Section 2(b) of the License Agreement shall be deleted in its entirety.

     (ii) The remaining terms and conditions of the License Agreement shall be superseded and replaced in their entirety by the terms and conditions of this Agreement; any obligations of either party to the other incurred pursuant to the terms of the License Agreement prior to this modification, including the payment of royalties incurred but unpaid and any future monetary obligations under the License Agreement other than the

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          payments described in Sections 2(a) and 7 herein, shall be governed by this Agreement.

9.   Accounting and Records.
     ----------------------

          The following sub-sections shall be the responsibility of Mentor if it elects to extend the covenant not to sue pursuant to sub-section 7(ii) above.

     (a) Reporting Requirements. Within forty-five (45) days after each calendar quarter, Mentor shall prepare and send to Staar a report setting forth the Net Sales of the Licensed Products made by Mentor during such quarterly period

     (b) Record Requirements and Review of Records. Mentor shall keep accurate records in respect of all sales of the Licensed Products and shall maintain such records for a period of not less than three years from the date of the report made pursuant to Section 9.1 above. Staar shall have the right, at its sole cost and expense, not more than once during each calendar year, to review Mentor's records in respect of sales of the Licensed Products at times which are reasonably convenient to Mentor and may use for that purpose an independent certified public accounting firm acceptable to Mentor. Any reports rendered by Mentor to Staar prior to the date of such review as to which Staar raises no reasonable written objection within one hundred twenty (120) days after the commencement of such review shall be deemed conclusive and binding, provided that Mentor has not unreasonably impeded such review. If Staar shall dispute the accuracy of any report, the dispute shall be resolved by a panel of three independent certified public accountants, one selected by Mentor at its sole cost and expense, one selected by Staar at its sole cost and expense, and the third selected by the previously selected accountants, the cost and expense of the third to be borne equally by Staar and Mentor. The determination of said panel by majority vote shall be conclusive and binding on Staar and Mentor.

     (c) Final Reporting Requirement. At the termination of this Agreement, Mentor shall render a final report to Staar within sixty (60) days after the end of the last quarterly period.

10.  Term.  This Agreement shall become effective on the date it is signed
     ----
by both parties and, unless terminated as provided in Section 11 below, shall remain in effect until March 4, 2003, the date of the expiration of the 998 Patent or at the earliest date on which there is not at least one Valid Patent Claim pertinent to the operations of Mentor still in existence or effect.

11.  Termination and Effect of Termination.
     -------------------------------------

     (a) Termination. This Agreement may be terminated by one party giving written notice to the other party of its intent to terminate, while stating with specificity the grounds for termination in the event that the other party fails to perform or otherwise breaches any material obligations hereunder. The party so notified shall have sixty (60)

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days after receipt of the notice to cure the breach or seek legal redress. In no event shall such notice of intention to terminate be deemed to waive any right to damages or any other remedy which the party giving the notice may have as a consequence of such failure or such breach.

     (b) Disposition of Licensed Products. In the event that this Agreement is finally terminated (i.e., by operation of the present terms or legal decree), then Mentor shall have the right to dispose of all the Licensed Products coming under the terms of this Agreement, to utilize all inventory then on hand to produce such Licensed Products, and to complete all orders for Licensed Products then on hand. In the event that this Agreement is finally terminated (i.e., by operation of the present terms or legal decree), then both parties shall be released from all obligations and duties imposed or assumed under this Agreement except the payment of royalties pursuant to Section 7(ii) above.

12.  Representations and Warranties.
     ------------------------------

     (a) By Staar. Staar, on behalf of itself and its affiliates, represents and warrants to Mentor and its affiliates as follows:

          (i) Staar has not assigned, in whole or in part, any claim which has been released pursuant to the terms of this Agreement.

          (ii) Staar has the authority to enter into this Agreement.

          (iii) Staar and/or its affiliates have not filed any litigation relating to the 998 Patent against Mentor or its affiliates in any jurisdiction, nor does Staar have any unasserted claims against Mentor or its affiliates that are not resolved upon execution of this Agreement.

          (iv) Staar has the right, free of any limitation or encumbrance, to grant the covenant not to sue set forth in Sections 6 and 7 above.

     (b) By Mentor.  Mentor, on behalf of itself and its affiliates, represents
         ---------
and warrants to Staar and its affiliates as follows:

          (i) Mentor has not assigned, in whole or in part, any claim which has been released pursuant to the terms of this Agreement.

          (ii) Mentor has the authority to enter into this Agreement.

          (iii) Mentor and/or its affiliates have not filed any litigation relating to the 998 Patent against Staar or its affiliates in any jurisdiction, nor does Mentor have any unasserted claims against Staar or its affiliates that are not resolved upon execution of this Agreement.

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13.  Miscellaneous.
     -------------

     (a) Confidentiality. The terms and conditions of this Agreement shall be confidential and shall not be disclosed by any of the parties to this Agreement to any third party, other than to an actual or potential affiliate, successor or assign, except that any party may disclose the terms and conditions of this Agreement (i) to its legal or accounting advisors, as necessary, so long as they agree to be bound by the terms of this confidentiality provision; or (ii) if such party receives a subpoena or other process or order to produce this Agreement, provided that such party shall, prior to any disclosure to any third party, promptly notify the other party to this Agreement so that the party has a reasonable opportunity to respond to such subpoena, process or order. The party receiving the subpoena, process or order shall take no action contrary to the confidentiality provisions set forth above and shall make reasonable efforts to produce only subject to a protective order. The party objecting shall have the burden of defending against such subpoena, process or order. The party receiving the subpoena, process or order shall be entitled to comply with it except to the extent that any other party is successful in obtaining an order modifying or quashing it.

     (b) Entire Agreement/No Collateral Representations. Each party expressly acknowledges and agrees that this Agreement, together with the exhibits attached hereto and the agreements and documents referenced herein : (1) is the final, complete and exclusive statement of the agreement of the parties with respect to the subject matter hereof; (2) supersedes any prior or contemporaneous agreements, proposals, commitments, guarantees, assurances, communications, discussions, promises, representations, understandings, conduct, acts, courses of dealing, warranties, interpretations or terms of any kind, whether oral or written (collectively and severally, the "prior agreements"), and that any such prior agreements are of no force or effect except as expressly set forth herein; and (3) may not be varied, supplemented or contradicted by evidence of prior agreements, or by evidence of subsequent oral agreements. No prior drafts of this Agreement, and no words or phrases from any prior drafts, shall be admissible into evidence in any action or suit involving this Agreement.

     (c) Amendment; Waiver; Forbearance. Except as expressly provided otherwise herein, neither this Agreement nor any of the terms, provisions, obligations or rights contained herein, may be amended, modified, supplemented, augmented, rescinded, discharged or terminated (other than by performance), except by a written instrument or instruments signed by all of the parties to this Agreement. No waiver of any breach of any term, provision or agreement contained herein, or of the performance of any act or obligation under this Agreement, or of any right granted under this Agreement, or the grant of any extension of time for performance of any such act or obligation, shall be effective and binding unless such waiver shall be in a written instrument or instruments signed by each party claimed to have given or consented to such waiver and each party affected by such waiver. Except to the extent that the party or parties claimed to have given or consented to a waiver may have otherwise agreed in writing, no such waiver shall be deemed a waiver or relinquishment of any other term, provision, agreement, act, obligation or right granted under this Agreement, or any preceding or subsequent breach thereof. No forbearance by a party to seek a remedy for any noncompliance or breach by another party hereto shall be deemed to be a waiver by such forbearing party of its rights and remedies with respect to such noncompliance or

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breach, unless such waiver shall be in a written instrument or instruments signed by the forbearing party.

     (d) Remedies Cumulative. The remedies of each party under this Agreement are cumulative and shall not exclude any other remedies to which such party may be lawfully entitled.

     (e) Severability. If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be determined to be invalid, illegal or unenforceable under present or future laws, then, and in that event: (1) the performance of the offending term or provision (but only to the extent its application is invalid, illegal or unenforceable) shall be excused as if it had never been incorporated into this Agreement, and, in lieu of such excused provision, there shall be added a provision as similar in terms and amount to such excused provision as may be possible and be legal, valid and enforceable; and (2) the remaining part of this Agreement (including the application of the offending term or provision to persons or circumstances other than those as to which it is held invalid, illegal or unenforceable) shall not be affected thereby, and shall continue in full force and effect to the fullest extent provided by law.

     (f) Parties in Interest. Notwithstanding anything else to the contrary herein, nothing in this Agreement shall confer any rights or remedies under or by reason of this Agreement on any persons other than the parties hereto and their respective successors and assigns, if any, as may be permitted hereunder, nor shall anything in this Agreement relieve or discharge the obligation or liability of any third person to any party to this Agreement.

     (g) No Reliance Upon Prior Representation.  Each party acknowledges that:
(i) no other party has made any oral representation or promise which would induce them prior to executing this Agreement to change their position to their detriment, to partially perform, or to part with value in reliance upon such representation or promise; and (ii) such party has not so changed its position, performed or parted with value prior to the time of the execution of this Agreement, or such party has taken such action at its own risk.

     (h) Headings; References; Incorporation; "Person"; Gender; Statutory References. The headings used in this Agreement are for convenience and reference purposes only, and shall not be used in construing or interpreting the scope or intent of this Agreement or any provision hereof. References to this Agreement shall include all amendments or renewals thereof. Any exhibit referenced in this Agreement shall be construed to be incorporated in this Agreement by such reference. As used in this Agreement, the term "person" is defined in its broadest sense as any individual, entity or fiduciary who has legal standing to enter into this Agreement such as, by way of example and not limitation, individual or natural persons and trusts. As used in this Agreement, each gender shall be deemed to include the other gender, including neutral genders appropriate for entities, if applicable, and the singular shall be deemed to include the

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plural, and vice versa, as the context requires. Any reference to statutes or laws will include all amendments, modifications, or replacements of the specific sections and provisions concerned.

     (i) Applicable Law. This Agreement and the rights and remedies of each party arising out of or relating to this Agreement (including, without limitation, equitable remedies) shall be solely governed by, interpreted under, and construed and enforced in accordance with the laws (without regard to the conflicts of law principles) of the state of California, as if this Agreement were made, and as if its obligations are to be performed, wholly within the state of California.

     (j) Consent to Jurisdiction; Service of Process. Any "action or proceeding" (as such term is defined below) arising out of or relating to this Agreement shall (except to the extent governed by sub-section (l) relating to arbitration) be filed in and heard and litigated solely before the state courts of California located within the County of Los Angeles. Each party generally and unconditionally accepts the exclusive jurisdiction of such courts and venue therein; consents to the service of process in any such action or proceeding by certified or registered mailing of the summons and complaint in accordance with the notice provisions of this Agreement; and waives any defense or right to object to venue in said courts based upon the doctrine of "forum non conveniens." The term "action or proceeding" is defined as any and all claims, suits, actions, hearings, arbitrations or other similar proceedings, including appeals and petitions therefrom, whether formal or informal, governmental or non-governmental, or civil or criminal.

     (k) Successors and Assigns. All of the representations, warranties, covenants, conditions and provisions of this Agreement shall be binding upon and shall inure to the benefit of each party and such party's respective successors and permitted assigns, spouses, heirs, executors, administrators, and personal and legal representatives. The rights and obligations of each party under this Agreement shall not be assignable or otherwise transferable without the prior written consent of the other, except that (i) Mentor may assign any or all of its rights or obligations under this Agreement to any of its affiliates, which assignment shall not release Mentor from any of its obligations under this Agreement, and (ii) Mentor may assign all of its rights and obligations under this Agreement to any person in connection with the transfer or sale of all or a portion of its business or the merger or consolidation of Mentor with or into any other company, so long as such transferee, purchaser or surviving company shall assume such obligations of Mentor. For purposes of this sub-section, "affiliates" shall mean any corporation, other juridical entity, partnership or other business enterprise which qualifies under any one of the following: (x) fifty-one percent (51%) or more of the voting rights with respect to the election of directors or other governing body or members is owned or controlled, directly or indirectly, by Mentor; (y) fifty-one percent (51%) or more of the voting rights with respect to the election of directors or other governing body or members is owned or controlled, directly or indirectly, by any corporation, other juridical entity, partnership or other business qualifying under item (x); or (z) an exclusive distributor retained under contract.

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

     (l) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument, binding on all parties hereto. This Agreement may be executed manually or by facsimile signature in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute but one and the same instrument.

          (m) Notices. Unless otherwise specifically provided in this Agreement, all notices or other communications (collectively and severally called "Notices") required or permitted to be given under this Agreement, shall be in writing, and shall be given by: (A) personal delivery (which form of Notice shall be deemed to have been given upon delivery), (B) by telegraph or by private airborne/overnight delivery service (which forms of Notice shall be deemed to have been given upon confirmed delivery by the delivery agency), or
(C) by electronic or facsimile or telephonic transmission, provided the receiving party has a compatible device or confirms receipt thereof (which forms of Notice shall be deemed delivered upon confirmed transmission or confirmation of receipt). Notices shall be addressed to the address set forth in the introductory section of this Agreement, or to such other address as the receiving party shall have specified most recently by like Notice, with a copy to the other party.

          (n) Preparation of Agreement. It is acknowledged by each party that such party either had separate and independent advice of counsel or the opportunity to avail itself or himself of same. In light of these facts it is acknowledged that no party shall be construed to be solely responsible for the drafting hereof, and therefore any ambiguity shall not be construed against any party as the alleged draftsman of this Agreement.

  WHEREFORE, the parties hereto have, for purposes of this Agreement, executed this Agreement in the City of Los Angeles, County of Los Angeles, State of California, as of the date first written above.

                                    STAAR Surgical Company



                                    By: /s/ John R. Wolf
                                       ______________________________________
                                       John Wolf, its President

                                    Mentor Corporation



                                    By: /s/ Anthony R. Gette
                                       ______________________________________
                                       Anthony R. Gette, its President

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